Exhibit 99.1

FOR IMMEDIATE RELEASE

INTRICON COMPLETES INTRODUCTION OF ADVANCED DIGITAL HEARING DEVICES INTO HEARING HELP EXPRESS’ PRODUCT LINE

Company Comments on Recent Stock Price Activity

ARDEN HILLS, Minn. — June 22, 2017 — IntriCon Corporation (NASDAQ: IIN), a designer, developer, manufacturer and distributor of miniature and micro-miniature body-worn devices, today announced that it has completed phase one, as anticipated, of the introduction of its advanced digital hearing devices into Hearing Help Express’ (HHE) product line. IntriCon introduced its first digital hearing device, the EarMate 4220, into the HHE portfolio in March 2017, and just recently completed phase one of the digital offering by adding the Apollo 6200, the Apollo 6310 and the Ranger 7610 digital hearing aids.

“Digital hearing aids provide superior clarity and a better listening experience over their analog counterparts,” said Mark S. Gorder, president and chief executive officer of IntriCon. “Through HHE we’re now able to offer a lower-priced alternative for consumers to purchase technically advanced digital devices directly—circumventing layers of costs associated with the conventional hearing aid channel.”

Company Comments on Stock Price Activity

IntriCon also announced today that it has received numerous inquiries regarding market activity in the company’s stock. Management is unaware of any reason IntriCon stock has experienced a recent price decrease.

Said Gorder, “We’re committed to creating and cultivating a new channel to deliver superior, outcomes-based affordable hearing healthcare directly to consumers. We believe that this effort will drive success for IntriCon and deliver value for our shareholders. We continue to anticipate strong hearing health and medical performance in the second quarter, and we look forward to reporting our results in early August.”

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IntriCon Corporation

June 22, 2017

About IntriCon Corporation
Headquartered in Arden Hills, Minn., IntriCon Corporation designs, develops, manufactures and distributes miniature and micro-miniature body-worn devices. These advanced products help medical, health care and professional communications companies meet the rising demand for smaller, more intelligent and better connected devices. IntriCon has facilities in the United States, Asia, the United Kingdom and Europe. The company’s common stock trades under the symbol “IIN” on the NASDAQ Global Market. For more information about IntriCon, visit www.intricon.com.

Forward-Looking Statements

Statements made in this release and in IntriCon’s other public filings and releases that are not historical facts or that include forward-looking terminology are “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, as amended. These forward-looking statements may be affected by known and unknown risks, uncertainties and other factors that are beyond IntriCon’s control, and may cause IntriCon’s actual results, performance or achievements to differ materially from the results, performance and achievements expressed or implied in the forward-looking statements. These risks, uncertainties and other factors are detailed from time to time in the company’s filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended December 31, 2016. The company disclaims any intent or obligation to publicly update or revise any forward-looking statements, regardless of whether new information becomes available, future developments occur or otherwise.

Contacts

At IntriCon:	At Padilla:
Scott Longval, CFO	Matt Sullivan
651-604-9526	612-455-1700
slongval@intricon.com	matt.sullivan@padillaco.com

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